UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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AMCOR PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement No. 2 to Proxy Statement for the 2026 Annual Meeting of Shareholders
To be Held on November 11, 2026

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”), as initially supplemented on October 8, 2026, that was filed by Amcor plc (the “Company,” “we,” “us” and “our”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2026 and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2026 Annual Meeting of Stockholders (the "Annual Meeting”) to be held on November 11, 2026.

This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on October 28, 2026. All capitalized terms not otherwise defined herein shall have the respective meanings assigned in the Proxy Statement. The information in this Supplement is in addition to the information provided by the Proxy Statement, and, except as expressly supplemented herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

Background of Supplement

The Company is providing this Supplement to enhance certain disclosure in the Proxy Statement provided under the heading “Executive Compensation Discussion and Analysis,” which is provided in connection with and support of Proposal Three – Advisory Vote on Executive Compensation (“Say-On-Pay Vote”).

Except as specifically described herein, this Supplement does not otherwise affect the matters to be voted on at the Annual Meeting.

Proposal Three – Advisory Vote on Executive Compensation (“Say-On-Pay Vote”)

The disclosure under “Executive Compensation Discussion and Analysis,” beginning on page 30 of the Proxy Statement, which impacts “Proposal Three – Advisory Vote on Executive Compensation (“Say-On-Pay Vote”)”, is hereby supplemented as follows:

As described under the heading “Executive Compensation Discussion and Analysis” in the Proxy Statement, our executive compensation programs are designed to align compensation to business strategy and outcomes that deliver value to shareholders; drive a high performance culture by setting challenging objectives and rewarding high-performing individuals; and assure compensation is competitive in the relevant employment marketplace to support the attraction, motivation and retention of executive talent.

The following supplemental disclosures describe and illustrate in more detail how we drive a high-performance culture by setting challenging objectives in specific incentive compensation program elements.

Use of Compensation Consultants

Where appropriate, the Compensation Committee seeks advice from independent compensation consultants in determining appropriate executive compensation actions. In fiscal year 2026, the Compensation Committee used FW Cook as its external independent executive compensation consultant to understand market practice and review market data relevant for making compensation determinations for key executive roles, including with regard to the design of short-term incentive (“STI”) and long-term incentive (“LTI”) compensation.

Short-Term Incentive (STI) Performance Goals

For fiscal year 2026, as disclosed in the Proxy Statement, we provided our named executive officers (“NEOs”) with a STI in the form of an annual, performance-based incentive program that delivered compensation based on achievement of annual business objectives. The Compensation Committee set rigorous performance goals designed to challenge management and deliver strong results to shareholders.

The following table outlines the performance objectives and outcomes for STI financial metrics for fiscal year 2026 for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Executive Vice President, Strategic Development (“SDG”). STI performance objectives and outcomes for other NEOs included certain division-level financial metrics that resulted in broadly similar outcomes as disclosed on page 33 of the Proxy Statement.

In future proxy statements, Amcor intends to provide similar robust disclosure of the STI bonus plan structure, goals and actual results.

	Performance Ranges							FY26 Actual Outcome
	Threshold		Target			Maximum
Metric	Payout %	Performance	Payout %	Performance		Payout %	Performance	Performance(1)		Payout
Safety TRIR improvement	-	-	5%	5	%(2)	5%	-	0.47		5%
Adjusted EPS	25%	$3.80	50%	$4.00		130%	$4.20	$3.97	(3)	47%
Free Cash Flow	12.5%	$1,753	25%	$1,846		25%	-	$1,303		0%
Organic Volume Growth (%)	10%	0.8%	20%	1.8%		40%	2.8%	(1.5)%		0%
Total	47.5%		100%			200%				52%

1)	For the financial metrics that are non-GAAP financial measures, the Proxy Statement provides disclosure as to how they may be calculated from the audited financial statements
2)	Percentage improvement from prior year using combined business baseline and adjustments for divested businesses
3)	Assessment is made on a constant currency basis; currency had an adverse impact on the assessment in FY26

Amcor’s Practice is to Set Challenging Performance Targets

The Compensation Committee has a long track record of setting challenging performance targets for the performance-based incentive awards granted to management, as reflected in the outcomes of recent award cycles. As shown in the following table, which compares the actual performance outcomes relative to target for recent STI and LTI awards (including performance share units (“PSUs”) and share options (“Options”) subject to performance conditions) granted to Amcor executives, certain awards have either not been paid out or have paid out at below-target levels due to the rigor and aspirational nature of the performance goals set by the Compensation Committee.

Payouts as % of target	2022	2023	2024	2025	2026
STI (average of NEO outcomes)	112%	21%	56%	49%	52%
LTI	163%	83%	50%	0%	35%

Target = 100%; Maximum payout is 200% or 2x target

Over the most recently completed five fiscal years, the average payout (as percentage of target) under Amcor’s STI and LTI awards were 58% and 66%, respectively.

Transaction-based LTI (“T-LTI”) Grants During Fiscal Year 2026

In support of the integration of Berry Global, the Compensation Committee approved a one-time, transaction-based long-term incentive award to our Senior Executives and a select group of other key executives, including our NEOs, with direct responsibility for integration execution and delivery against the value creation commitments made to shareholders in connection with the Merger. The Compensation Committee determined that the closing of the Merger materially raised performance expectations for the combined company, particularly with respect to adjusted EBITDA, and that a supplemental long-term award tied directly to those expectations was appropriate to incentivize stepped-up performance, support retention of key talent, and reinforce alignment with shareholder interests. These awards consist of PSUs and Options, representing approximately 70% and 30% of the total award value, respectively, each as described below.

T-LTI PSUs:

The combined company adjusted EBITDA target for the third and final year of the performance period (July 1, 2027 to June 30, 2028), which is the single performance condition for the PSU component of the T-LTI grants, as described in more detail below, was set by the Compensation Committee as a rigorous target that requires award recipients to deliver on a successful integration of Berry in connection with the Merger, capture the full run-rate synergies committed to shareholders, deliver significant organic growth and achieve strong earnings performance.

•	Target Requires Organic Growth. In establishing the target, the Compensation Committee reviewed the multi-year organic growth projections and estimated synergy targets that were developed in connection with, and publicly disclosed at the time of, the Merger, and set the target so that it cannot be achieved through synergy capture alone; rather, achievement also requires sustained organic growth in the combined business over the performance period.

•	No Adjustments or Interim Measurement. The Compensation Committee did not lower or otherwise adjust the target to reflect integration costs or market headwinds anticipated at the time of grant, and the target is measured only in the third and final year of the performance period, so that interim results cannot be used to satisfy the condition.

•	All-or-Nothing Payout Structure. The Compensation Committee also took into account, in evaluating the rigor of the goal for the PSUs, that there is no threshold payout, partial credit or sliding scale for achievement, and that the entire award is forfeited if the target is not achieved. This lack of downside protection creates a more challenging structure than is typically used in connection with one-time awards tied to transformative acquisitions.

•	Strong Pay-for-Performance Alignment. The Compensation Committee believes that the performance condition creates a strong linkage to Company performance and shareholder value creation by requiring exceptional multi-year earnings performance for the target to be met or exceeded.

The Company is not disclosing the specific adjusted EBITDA target at this time because it reflects confidential forward-looking financial information, the disclosure of which could cause competitive harm; the Company intends to disclose the target, together with actual performance against it, following the completion of the performance period.

T-LTI Options:

Options granted under this program deliver value only when the Company's share price increases following the grant date, thereby providing direct alignment with shareholders' experience of the Company's share price growth. Options vest after three years and expire ten years from the grant date.

The Compensation Committee, after careful review and input from FW Cook, its independent compensation consultant, determined that the T-LTI program provides a direct linkage between executive compensation and the delivery of Merger integration commitments, while serving as a meaningful retention tool for the combined organization.

Board of Directors Recommendation

Consistent with its recommendation as disclosed in the Proxy Statement, the Board of Directors continues to recommend a vote “FOR” the approval of Proposal Three, the Advisory Vote on Executive Compensation.